SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Baltic Trading Limited
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

Y0553W103
(CUSIP Number)

November 13, 2013
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 23 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y0553W103	13G	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,698,927
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,698,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,698,927
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y0553W103	13G	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,698,927
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,698,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,698,927
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y0553W103	13G	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,698,927
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,698,927
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,698,927
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. Y0553W103	13G	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,098,398
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,098,398
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,098,398
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y0553W103	13G	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,098,398
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,098,398
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,098,398
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y0553W103	13G	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Offshore GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,098,398
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,098,398
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,098,398
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. Y0553W103	13G	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,452,675
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,452,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,452,675
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y0553W103	13G	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,452,675
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,452,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,452,675
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y0553W103	13G	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special GP Investors II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,452,675
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,452,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,452,675
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. Y0553W103	13G	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 7,250,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 7,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. Y0553W103	13G	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 7,250,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 7,250,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,250,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. Y0553W103	13G	Page 13 of 23 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Baltic Trading Limited (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Common Stock (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership ("CCPGP"), as general partner of CCP, with respect to the Common Stock beneficially owned by CCP;
(iii)	Centerbridge Credit GP Investors, L.L.C., a Delaware limited liability company ("CCGPI"), as general partner of CCPGP, with respect to the Common Stock beneficially owned by CCP;
(iv)	Centerbridge Credit Partners Master, L.P., a Cayman Islands exempted limited partnership ("CCPM"), with respect to the Common Stock beneficially owned by it;
(v)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership ("CCPOGP"), with respect to the Common Stock beneficially owned by CCPM;
(vi)	Centerbridge Credit Offshore GP Investors, L.L.C., a Delaware limited liability company ("CCOGPI"), as general partner of CCPOGP, with respect to the Common Stock beneficially owned by CCPM;
(vii)	Centerbridge Special Credit Partners II, L.P., a Delaware limited partnership ("CSCP II"), with respect to the Common Stock beneficially owned by it;
(viii)	Centerbridge Special Credit Partners General Partner II, L.P., a Delaware limited partnership ("CSCPGP II"), as general partner of CSCP II, with respect to the Common Stock beneficially owned by CSCP II;
(ix)	Centerbridge Special GP Investors II, L.L.C., a Delaware limited liability company ("CSGPI II"), as general partner of CSCPGP II, with respect to the Common Stock beneficially owned by CSCP II;
(x)	Mark T. Gallogly ("Mr. Gallogly"), as managing member of CCGPI, CCOGPI, and CSGPI II, with respect to the Common Stock beneficially owned by CCP, CCPM and CSCP II; and
(xi)	Jeffrey Aronson ("Mr. Aronson"), as managing member of CCGPI, CCOGPI, and CSGPI II, with respect to the Common Stock beneficially owned by CCP, CCPM and CSCP II.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

CUSIP No. Y0553W103	13G	Page 14 of 23 Pages

Item 2(c).	CITIZENSHIP

CCP, CCPGP, CCPOGP, CSCP II and CSCPGP II are limited partnerships organized under the laws of the State of Delaware. CCPM is an exempted limited partnership organized under the laws of the Cayman Islands. CCGPI, CCOGPI, and CSGPI II are limited liability companies organized under the laws of the State of Delaware. Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, $0.01 Par Value ("Common Stock").

Item 2(e).	CUSIP NUMBER

Y0553W103

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _______________________________________

CUSIP No. Y0553W103	13G	Page 15 of 23 Pages

Item 4.	OWNERSHIP

This Schedule 13G reports beneficial ownership of shares of Common Stock beneficially owned by the Reporting Persons as of the date hereof.  The Reporting Persons are lenders of a revolving credit facility for Genco Shipping & Trading Ltd., which owns indirectly all of the Company's outstanding shares of Class B Stock through a wholly-owned subsidiary.

A.	Centerbridge Credit Partners, L.P., Centerbridge Credit Partners General Partner, L.P. and Centerbridge Credit GP Investors, L.L.C.
	(a)	Amount beneficially owned: 1,698,927
	(b)	Percent of class: 3.4%. The percentages used herein and in the rest of Item 4 are calculated based upon the 50,229,896 shares of Common Stock issued and outstanding immediately after the offering described in the Rule 424(b)(5) Prospectus filed by the Company on November 13, 2013 as disclosed therein.
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,698,927
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 1,698,927

CCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPGP, its general partner, and CCGPI, the general partner of CCPGP. Neither CCPGP nor CCGPI directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP. However, none of the foregoing should be construed in and of itself as an admission by CCPGP or CCGPI or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCPGP and CCGPI expressly disclaims beneficial ownership of shares of Common Stock owned by CCP.

B.	Centerbridge Credit Partners Master, L.P., Centerbridge Credit Partners Offshore General Partner, L.P. and Centerbridge Credit Offshore GP Investors, L.L.C.
	(a)	Amount beneficially owned: 3,098,398
	(b)	Percent of class: 6.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 3,098,398
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 3,098,398
CCPM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPOGP, its general partner, and CCOGPI, the general partner of CCPOGP. Neither CCOGPI nor CCPOGP directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCOGPI or CCPOGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CCOGPI and CCPOGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCPM.

CUSIP No. Y0553W103	13G	Page 16 of 23 Pages

C.	Centerbridge Special Credit Partners II, L.P., Centerbridge Special Credit Partners General Partner II, L.P. and Centerbridge Special GP Investors II, L.L.C.
	(a)	Amount beneficially owned: 2,452,675
	(b)	Percent of class: 4.9%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,452,675
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 2,452,675
CSCP II has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CSCPGP II, its general partner, and CSGPI II, the general partner of CSCPGP II. Neither CSCPGP II nor CSGPI II directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CSCP II. However, none of the foregoing should be construed in and of itself as an admission by CSCPGP II or CSGPI II or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of CSCPGP II and CSGPI II expressly disclaims beneficial ownership of shares of Common Stock owned by CSCP II.

D.	Mark T. Gallogly and Jeffrey Aronson
	(a)	Amount beneficially owned: 7,250,000
	(b)	Percent of class: 14.4%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 7,250,000
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 7,250,000
Messrs. Gallogly and Aronson, as managing members of CCGPI, CCOGPI and CSGPI II, share power to vote the Common Stock beneficially owned by CCP, CCPM and CSCP II. Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP, CCPM, and CSCP II. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Gallogly or Aronson or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of shares of Common Stock owned by any of CCP, CCPM and CSCP II.

CUSIP No. Y0553W103	13G	Page 17 of 23 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP
Not applicable.

Item 10.	CERTIFICATION
Not applicable.

CUSIP No. Y0553W103	13G	Page 18 of 23 Pages

 SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: November 25, 2013

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	Centerbridge Credit Partners
General Partner, L.P., its general partner

By:	Centerbridge Credit GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:	Centerbridge Credit GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Credit GP Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. Y0553W103	13G	Page 19 of 23 Pages

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By:	Centerbridge Credit Partners Offshore General
Partner, L.P., its general partner

By:	Centerbridge Credit Offshore GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:	Centerbridge Credit Offshore GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Credit Offshore GP
Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.

By:	Centerbridge Special Credit Partners
General Partner II, L.P., its general partner

By:	Centerbridge Special GP Investors II, L.L.C., its
general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. Y0553W103	13G	Page 20 of 23 Pages

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER II, L.P.

By:	Centerbridge Special GP Investors II, L.L.C., its
general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Special GP Investors II, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

MARK T. GALLOGLY

/s/ Mark T. Gallogly

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson

CUSIP No. Y0553W103	13G	Page 21 of 23 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: November 25, 2013

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	Centerbridge Credit Partners
General Partner, L.P., its general partner

By:	Centerbridge Credit GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:	Centerbridge Credit GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Credit GP Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. Y0553W103	13G	Page 22 of 23 Pages

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By:	Centerbridge Credit Partners Offshore General
Partner, L.P., its general partner

By:	Centerbridge Credit Offshore GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:	Centerbridge Credit Offshore GP Investors, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Credit Offshore GP
Investors, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.

By:	Centerbridge Special Credit Partners
General Partner II, L.P., its general partner

By:	Centerbridge Special GP Investors II, L.L.C., its
general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. Y0553W103	13G	Page 23 of 23 Pages

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER II, L.P.

By:	Centerbridge Special GP Investors II, L.L.C., its
general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Special GP Investors II, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

MARK T. GALLOGLY

/s/ Mark T. Gallogly

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson